Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report, dated June 30, 2008, on the Financial Statements of MB Financial, Inc. 401(k) Profit Sharing Plan, which is included in this Annual Report on Form 11-K for the year ended December 31, 2007, into MB Financial Inc.'s Registration Statement on Form S-8 (File No. 333-97857) for the Plan.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois
June 30, 2008